EXHIBIT 23(b)
                            DEGOLYER AND MACNAUGHTON

                                One Energy Square
                               Dallas, Texas 75206

                                October 25, 1995

Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     In connection with Enron Oil & Gas Company's (the "Company") Registration Statement on Form S-3 registering an offering of Common Stock of the Company to be filed with the Securities and Exchange Commission on or about October 26, 1995, we hereby consent to the references to our firm and to our letter report dated January 13, 1995 in the section of the Registration Statement entitled "Business - Oil and Gas Exploration and Production Properties and Reserves" and further consent to the incorporation by reference in said Registration Statement of the references to our firm and to our opinions delivered to the Company relating to our comparison of estimates prepared by us to those furnished to us by the Company of proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company expressed in our letter reports dated January 20, 1993, January 27, 1994, and January 13, 1995, for estimates as of January 1, 1993, January 1, 1994, and January 1, 1995, for estimates as of January 1, 1993, January 1, 1994, and January 1, 1995, respectively, which are included in the section "Supplemental Information to Consolidated Financial Statements - Oil and Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the references to us in the section "Experts" in the Prospectus that is a part of the Registration Statement.

                                            Very truly yours,

                                            DeGOLYER and MacNAUGHTON